Exhibit 15.1

January 4, 2008

American Medical Alert Corp.
Oceanside, New York

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of American Medical Alert Corp. and Subsidiaries for the fiscal periods ended June 30, 2007 and June 30, 2006, as indicated in our report dated August 13, 2007. Because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2007, is incorporated by reference in the following Registration Statements:
•	Registration Statement No. 33-48385 on Form S-8;
•	Registration Statement No. 33-91806 on Form S-8;
•	Registration Statement No. 333-53029 on Form S-8;
•	Registration Statement No. 333-70626 on Form S-8;
•	Registration Statement No. 333-130811 on Form S-8; and
•	Registration Statement No. 333-88192 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, as amended, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act of 1933, as amended.

/s/ Margolin, Winer & Evens LLP

Margolin, Winer & Evens LLP
Garden City, New York